Exhibit B-4(f)(12)





                                                   EXECUTION COPY


                   SECOND AMENDMENT AND WAIVER
                        TO NOTE AGREEMENT


     This Second Amendment, dated March 30, 2002 (this "Amendment") to that certain Consolidated, Amended and Restated Note Agreement dated as of November 3, 2000, (as amended by the amendment dated as of October 23, 2001, the "Note Agreement") between Gold Kist Inc., a cooperative marketing association organized and existing under the laws of the State of Georgia (the "Company"), and The Prudential Insurance Company of America ("Prudential") both on its own behalf and as asset manager for Gateway Recovery Trust.

     WHEREAS, the parties hereto have executed and delivered that certain Note Agreement;

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement;
and

     WHEREAS, GC Properties owns the real property located at 244 Perimeter Parkway Northeast, Atlanta, Georgia 30346, a portion of which is leased by the Company from GC Properties for use as the Company's corporate headquarters and principal place of business (the "Headquarters Building"); and

     WHEREAS, GC Properties desires to obtain an increase in Indebtedness with respect to the Headquarters Building as set forth on Schedule 6L to the Note Agreement in the amount of $5,000,000 to make certain necessary improvements and renovations to the Headquarters Building (the "Additional GC Indebtedness"); and

     WHEREAS, Paragraph 6L of the Note Agreement prohibits the incurrence of the Additional GC Indebtedness; and

     WHEREAS, the Company owns certain real property located in Moultrie, Georgia, formerly utilized by the Company and its affiliates for cotton production operations (the "Moultrie Facility") and the Company desires to sell the Moultrie Facility (the "Moultrie Sale") for a purchase price of not less than $1,800,000; and

     WHEREAS, Paragraph 5K of the Note Agreement requires the Company to make mandatory prepayments to the Senior Note Holders and the lenders under the Bank Agreement in an amount equal to 100% of the net proceeds from the Moultrie Sale, with such mandatory prepayments to be made to such lenders and the Senior Note Holders on a pro-rata basis based upon the principal outstanding under their respective Senior Notes and loans, pursuant to Paragraph 5K(ii) of the Note Agreement (the "Mandatory Prepayment"); and

     WHEREAS, GK Pecans, Inc. (a Subsidiary of the Company) owns twenty-five percent (25%) of the total outstanding partnership interests in Young Pecan, and Y Pecans Inc., a South Carolina corporation owns seventy-five percent (75%) of the total outstanding partnership interests in Young Pecan; and

     WHEREAS, in connection a certain Restructuring Agreement dated as of December 17, 2001 among Young Pecan, its partners, and their respective parent companies, the Company has obtained operating control of Young Pecan and is obligated under GAAP to include Young Pecan's financial statements on a fully consolidated basis with the Company's financial statements (the "Young Pecan Consolidation"); and

     WHEREAS, the Company has requested that Prudential amend (a) the definitions of Subsidiary and Indebtedness set forth in Paragraph 10 of the Note Agreement to provide for the Young Pecan Consolidation and (b) Paragraph 6L of the Note Agreement to provide for the Additional GC Indebtedness; and

     WHEREAS, the Company has also requested that Prudential waive the provisions of Paragraph 5K of the Note Agreement with respect to the Mandatory Prepayment to allow the net proceeds of the Moultrie Sale to be retained by the Company; and

     WHEREAS, Prudential is willing to enter into this Amendment subject to the satisfaction of conditions and terms set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. Pursuant to paragraph 11C of the Note Agreement the Company and Prudential hereby agree that the Note Agreement shall be amended as follows:

     1.    Paragraph  6L.   Paragraph 6L(d)  is  amended  in  its
entirety to read as follows:

          (d) Indebtedness for Money Borrowed in existence on the date hereof, and set forth on Schedule 6L; provided, however, in connection with the mortgage facility on the corporate headquarters building owned by GC Properties as set forth on Schedule 6L, such mortgage facility may be increased by an amount not to exceed $5,000,000 after the date hereof."

     2. Paragraph 10. Paragraph 10 of the Note Agreement shall be amended by deleting the definitions of "Consolidated Total
Debt", "Indebtedness", "Subsidiary" and "Total Debt" and by replacing them with the following definitions:

          `Consolidated Total Debt' shall mean (a) Total Debt of the Company and its Subsidiaries, plus (b) the Total Debt of any other Person (other than Young Pecan during the period in which Young Pecan is not deemed to be a "Subsidiary" as described in the last sentence of the definition of "Subsidiary") which (i) has been guaranteed by the Company or any Subsidiary or (ii) is supported by a letter of credit issued for the account of the Company or any Subsidiary, all consolidated in accordance with GAAP.

          `Indebtedness' of any Person shall mean, without duplication (a) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, obligations evidenced by bonds, debentures, notes or other similar instruments, and such Person's pro-rata share of any obligations of a general partnership in which such Person is the general partner);
     (b) all rental obligations under leases required to be capitalized under GAAP; (c) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (d) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (e) obligations or other liabilities under Hedging Contracts, or similar agreements or combinations thereof which are disclosed as liabilities on the balance sheet of such Person in accordance with GAAP.

          `Subsidiary' shall mean any corporation, partnership, joint venture, limited liability company, trust or estate or other entity in which (or of which) the Company, directly or indirectly, owns or controls more than 50% of (a) any shares of Stock or other form of ownership interest of such Person having general voting power under ordinary circumstances to vote in the election of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), or (b) the interest in the capital or profits of such Person, provided, however, notwithstanding the foregoing, GC Properties shall not be deemed to be a "Subsidiary" of the Company, and provided, further, notwithstanding the foregoing, Young Pecan shall not be deemed to be a "Subsidiary" of the Company until the earlier of (x) October 31, 2002, and (y) the date of any repurchase demand on, or repurchase by, the Company pursuant to that certain Debt Repurchase Agreement between CoBank, the Company and Young Pecan Shelling Company, Inc. dated as of April 30, 2001.

          `Total Debt' shall mean, as to any Person, and include without duplication:

          (a) all Indebtedness for Money Borrowed, including, without limitation, purchase money mortgages, Capital Leases, any asset securitization programs that are not non-recourse, conditional sales contracts and similar title retention debt instruments (including any current maturities of such indebtedness), which under GAAP is shown on the balance sheet as a liability (but excluding reserves for deferred income taxes and other reserves to the extent such reserves do not constitute an obligation); and

          (b) Guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities
     (whether direct or indirect) in connection with the obligations, Stock or dividends of any other Person; and

          (c) obligations under any other contract in connection with any borrowing which, in effect, is substantially equivalent to a guarantee (other than any undertaking with respect to the obligations of Young Pecan during the period in which Young Pecan is not deemed to be a "Subsidiary" as described in the last sentence of the definition of "Subsidiary"); and

          (d) obligations with respect to any redeemable preferred Stock which is required or scheduled to be redeemed within one year from the date of calculation.

Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Subsidiary shall be deemed to be Total Debt of the Company or such Subsidiary even though such obligation shall not be assumed by the Company or such Subsidiary.

     3. Waiver of Certain Provisions of the Note Agreement. Prudential hereby waives the provisions of Paragraph 5K of the Note Agreement with respect to the Mandatory Prepayment in connection with the Moultrie Sale; provided that the foregoing waiver shall not be effective unless Prudential shall have received a waiver or consent executed by the agent and the lenders a party to the Bank Agreement agreeing to waive their pro-rata share of the mandatory prepayment from the net proceeds of
the   Moultrie   Sale,  in  form  and  substance  acceptable   to
Prudential.

B. Conditions of Effectiveness. Upon satisfaction of the following, the effective date of this Amendment shall be March
30, 2002. This Amendment shall become effective when, and only when,

     1. Prudential shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the holders of the
Notes:

          (a)  executed originals of this Amendment;

          (b) a duly executed copy of the First Amendment and Waiver to the Bank Agreement, dated as of the date hereof;

          (c) such other documents, instruments, approvals or opinions as Prudential may reasonably request; and

     2.    The  Company  shall have paid all costs  and  expenses
(including legal fees) incurred by Prudential; and

     3. The representations and warranties contained herein shall be true on and as of the date hereof, and there shall exist on the date hereof no Event of Default or Default; there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since December 31, 2000; and the Company shall have delivered to Prudential an Officer's Certificate to such effect.

C.   Representations and Warranties.

     1. The Company hereby repeats and confirms each of the representations and warranties made by it in paragraph 8 of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

     2.   The Company further represents and warrants as follows:

          (a) The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or
     (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

          (b) No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

          (c) This Amendment constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

          (d) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement, as amended by this Amendment.

D.   Miscellaneous.

     1.   Reference to and Effect on the Note Agreement.

     (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

     (b) Except as specifically amended and waived above, the Note Agreement, and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

     2. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment.

     3. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New
York.

     5. Estoppel. To induce Prudential to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.

     6. Related Documents. This Amendment shall be deemed to be a Related Document for all purposes.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              GOLD KIST INC.

                              By: /s/ Stephen O. West
                                Stephen O. West
                                Chief Financial Officer and
                              Treasurer

                              THE PRUDENTIAL INSURANCE
                                COMPANY OF AMERICA

                              By:         /s/ Billy B. Greer
                                Name: Billy B. Greer
                                Title: Vice President


                              THE PRUDENTIAL INSURANCE
                              COMPANY OF AMERICA, as asset
                              manager for Gateway Recovery Trust



                              By:             /s/ Paul Price
                                Name: Paul Price
                                Title:

[14688]